Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit Per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.001 per share	Rule 457(o)	4,500,000	$15.25	$68,625,000	0.00014760	$10,129.05

Equity	Class T common stock, par value $0.001 per share	Rule 457(o)	500,000	$15.25	$7,625,000	0.00014760	$1,125.45

Total Offering Amounts					$76,250,000		$11,254.5

Total Fee Offsets(2)							—

Net Fee Due							$11,254.5

(1)

Estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The registration fee is based on the net asset value per share of $15.25 for the registrant’s Class A common stock and Class T common stock, which value was calculated as of September 31, 2023 in accordance with the registrant’s valuation policies. The registrant’s shares of Class A common stock and Class T common stock are not listed on a national securities exchange and there is not otherwise an established public trading market for the registrant’s shares.

(2)	The registrant does not have any fee offsets.